Exhibit (h)(61)

REC’D SEP 05 2014

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Contracts Funded by Separate Account

TIAA-CREF Life Separate Account VLI-2	M Intelligent Variable Universal Life Policy
M Intelligent Survivorship Variable Universal Life
Policy
TIAA-CREF Life Separate Account VLI-1	Intelligent Life Variable Universal Life Policy
Intelligent Life Survivorship Variable Universal Life
Policy
TIAA-CREF Life Separate Account VA-l	Intelligent Variable Annuity

This Schedule A to the Participation Agreement dated May 1, 2012 by and among the parties identified below (as such agreement has been amended prior to the date hereof) is updated and effective as of July 31, 2014, and replaces all prior versions of this Schedule.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

BY:		BY:

NAME:	Heidi Stom	NAME:	Matthew R. Walker

TITLE:	Secretary	TITLE:	Principal

VANGUARD MARKETING CORPORATION		TIAA-CREF LIFE INSURANCE COMPANY

BY:		BY:

NAME:	Heidi Stom	NAME:	Todd Sagmoe

TITLE:	Senior Vice President	TITLE:	Vice President

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